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                                                                   EXHIBIT 23(C)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Niagara Mohawk Holdings, Inc. of our report dated March 26, 1998, except note 2 (third paragraph) and note 15, as to which the date is May 29, 1998, appearing on page 53 of Niagara Mohawk Power Corporation's Annual Report on Form 10-K/A for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 109 in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PRICE WATERHOUSE LLP
Syracuse, New York
May 29, 1998